Exhibit 99.2

14375 NW Science Park Drive

Portland, OR 97229

February 7, 2013

CFO Commentary on Fourth Quarter/Fiscal Year 2012 Financial Results, and

Preliminary 2013 Outlook

Financial Information

Please reference accompanying financial information in the corresponding earnings release at http://investor.columbia.com/results.cfm

Conference Call

The company will host a conference call on Thursday, February 7, 2013 at 5:00 p.m. EDT to review fourth quarter and FY2012 results and preliminary 2013 financial outlook. To participate, please dial (877) 407-9205 in the U.S. The call will be webcast live on the Investor Relations section of the company’s website http://investor.columbia.com where it will remain available until February 6, 2014.

Summary

We achieved fourth quarter net sales of $501.1 million, a decrease of 5 percent compared to fourth quarter 2011. Fourth quarter 2012 operating income increased $0.6 million, or 1 percent, to $51.1 million. Fourth quarter net income increased $2.8 million, or 8 percent, to $39.5 million, or $1.15 per diluted share, compared to net income of $36.7 million, or $1.08 per diluted share, for the fourth quarter of 2011. A lower effective tax rate contributed $0.07 to the increase in fourth quarter 2012 earnings per share compared with the fourth quarter of 2011.

Fiscal year 2012 net sales totaled $1.67 billion, a decrease of 1 percent compared to 2011, primarily attributable to an approximately 1 percentage point negative effect from changes in foreign currency exchange rates. 2012 operating income decreased $2.9 million, or 2 percent, to $133.5 million, or 8.0 percent of net sales, compared to $136.4 million, or 8.1 percent of net sales in 2011. Net income decreased 3 percent to $99.9 million, or $2.93 per diluted share, compared to $103.5 million or $3.03 per diluted share in 2011.

Fourth Quarter Financial Results

(All comparisons are between fourth quarter 2012 and fourth quarter 2011, unless otherwise noted.)

Net Sales:

Mild winter weather in North America during most of the holiday shopping period and general consumer caution resulted in reduced retail traffic and a more promotional environment in key markets, which caused higher order cancellations and fewer reorders from wholesale customers, as well as lower than expected direct-to-consumer sales, primarily in the U.S. In addition, approximately $9 million of factory-direct shipments of international distributors’ Spring 2013 advance orders shifted into the first quarter of 2013.

Regions: Declines in U.S. and EMEA partially offset by growth in LAAP and Canada

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U.S. net sales decreased $19.1 million, or 7 percent, to $273.8 million, driven by lower wholesale sales, which were impacted by unseasonably warm winter weather conditions, partially offset by growth in direct-to-consumer sales. The company operated 63 retail stores during the fourth quarter of 2012 compared with 51 during the same period in 2011.

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Net sales in the LAAP region increased $7.7 million, or 6 percent, to $132.0 million, primarily attributed to the Columbia brand, with a neutral effect from changes in currency exchange rates. Net sales increased in Japan and Korea on strong sell-through of cold-weather products, while net sales to LAAP distributors decreased, primarily reflecting later factory-direct shipments of Spring 2013 advance orders.

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Net sales in the EMEA region decreased $15.1 million, or 20 percent, to $62.0 million, including a 3 percentage point negative effect from changes in currency exchange rates. Net sales of Columbia and Sorel branded products declined in EMEA-direct markets, while a decline in net sales to EMEA distributors was primarily due to a timing shift of shipments of Spring 2013 advance orders into the first quarter of 2013.

•	Net sales in Canada increased $1.5 million, or 5 percent, to $33.3 million, primarily attributable to favorable changes in currency exchange rates.

Product Categories: Declines in both categories concentrated in U.S. and EMEA

•	Footwear net sales decreased $17.3 million, or 14 percent, to $108.8 million, primarily reflecting lower sales of Columbia and Sorel branded products in the U.S. wholesale and EMEA-direct markets.

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Apparel, Accessories & Equipment net sales declined $7.7 million, or 2 percent, to $392.3 million, driven primarily by declines in Columbia brand outerwear in the U.S. wholesale and EMEA-direct markets, partially offset by increased Columbia apparel net sales in the U.S. direct-to-consumer channel and LAAP region.

Brands: Lower sales of cold-weather Columbia and Sorel products reflect mild U.S. weather; Sorel also hit by tough EMEA comparison

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Columbia brand net sales decreased $16.0 million, or 4 percent, to $400.5 million, with declines in the U.S. wholesale channel and EMEA-direct markets partially offset by gains in the U.S. direct-to-consumer channel, LAAP region and Canada. Globally, the decline in Columbia brand net sales was similar between the footwear category and apparel, accessories & equipment.

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Sorel brand net sales decreased $7.8 million, or 12 percent, to $56.5 million, against a fourth quarter 2011 increase of 27 percent. The decrease was driven primarily by net sales decreases in the EMEA-direct markets and U.S. wholesale channel, partially offset by net sales increases in the LAAP region.

•	Mountain Hardwear and Montrail brand net sales of $42.7 million and $1.4 million, respectively, were comparable to last year’s fourth quarter net sales of $43.2 million and $2.1 million, respectively.

Gross Margin: 120 basis point contraction from increased promotional activity

Fourth quarter 2012 gross margins were 41.3 percent, a decrease of approximately 120 basis points, predominantly driven by a more promotional retail environment, particularly in the U.S. and Korea, compared to fourth quarter 2011. Those downward pressures were partially offset by increased wholesale prices, lower airfreight costs, favorable foreign currency hedge rates, and a favorable sales mix shift toward our direct-to-consumer channel.

Selling, General and Administrative (SG&A) Expense: 230 basis points of leverage

Fourth quarter 2012 SG&A expense decreased 11 percent, to $158.8 million, representing 31.7 percent of net sales, compared to $178.6 million, or 34.0 percent of net sales, in last year’s fourth quarter. The $19.8 million decrease was primarily the result of:

•	decreased variable selling costs,

•	reduced advertising spend,

•	decreased travel and other discretionary spending,

•	lower store impairment charges in our direct-to-consumer business, and

•	lower incentive compensation.

Net Licensing Income

Net licensing income decreased $2.4 million, or 45 percent, to $3.0 million, due to reductions in LAAP licensing income, which is partially attributable to the timing shift in distributor shipments from the fourth quarter of 2012 into the first quarter of 2013, as well as lower U.S. licensing income.

Operating Income: 1 percent growth on 5 percent sales decline

Operating income increased 1 percent to $51.1 million, representing a 10.2 percent operating margin, versus operating income of $50.5 million, or 9.6 percent operating margin, in the fourth quarter of 2011. Operating margin expansion was driven by SG&A expense leverage.

Income Tax Expense

Income tax expense equated to a 22.7 percent tax rate, compared to a 27.3 percent rate in fourth quarter 2011. Our effective income tax rate decreased primarily as a result of non-recurring tax benefits from the resolution of uncertain tax positions.

Net Income: 8 percent growth on 5 percent sales decline

Net income increased 8 percent to $39.5 million, or $1.15 per diluted share, compared with net income of $36.7 million, or $1.08 per diluted share, in fourth quarter 2011. The lower effective tax rate contributed $0.07 to the increase in fourth quarter 2012 earnings per share compared with the fourth quarter of 2011.

Balance Sheet: Strong cash position, inventory units down 8 percent, receivables down in line with sales

The balance sheet remains very strong with cash and short-term investments totaling $335.4 million compared to $243.9 million at the same time last year. At December 31, 2012, approximately 30 percent of our cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the Company.

Consolidated accounts receivable at December 31, 2012 decreased 5 percent, to $334.3 million, compared to $351.5 million one year ago, consistent with the 5 percent decrease in fourth quarter net sales.

Consolidated inventories at December 31, 2012 totaled $363.3 million, a decrease of $1.9 million, or less than 1 percent, from the same time last year. A reduction in inventory units more than offset input cost increases and the effect of changes in product mix.

FY2012 Financial Results: Net income decreased 3 percent on 1 percent sales decline

(All comparisons are between fiscal 2012 and fiscal 2011, unless otherwise noted.)

Net sales decreased $24.4 million, or 1 percent, to $1.67 billion, including a 1 percentage point negative effect from changes in currency exchange rates.

Our global direct-to-consumer business grew to represent approximately 29 percent of 2012 net sales as compared to approximately 25 percent in 2011.

Gross margins contracted 50 basis points to 42.9 percent primarily driven by lower gross margins on increased promotional selling activities, and higher input costs, partially offset by increased wholesale pricing, lower airfreight costs and favorable foreign currency hedge rates.

SG&A expenses decreased $18.1 million, or 3 percent, to $596.6 million, representing 35.7 percent of net sales compared to $614.7 million, or 36.3 percent of net sales, in 2011. The lower SG&A expense was primarily the result of:

•	a benefit from foreign currency translation,

•	reduced advertising spend, and

•	lower variable selling costs,

partially offset by:

•	expansion of direct-to-consumer operations globally, and

•	higher expenses related to information technology initiatives, including our ongoing ERP implementation.

Net licensing income decreased $2.0 million, or 13 percent, to $13.8 million, primarily due to reductions in U.S. licensing income from leather accessories and a decline in LAAP licensing income, which was partially attributable to the timing shift in distributor shipments from the fourth quarter of 2012 into the first quarter of 2013.

Operating income decreased $2.9 million, or 2 percent, to $133.5 million, or 8.0 percent of net sales, compared to $136.4 million, or 8.1 percent of net sales in 2011. Operating margin contraction was driven by lower gross margins and licensing income, partially offset by a decrease in SG&A expenses.

The full year 2012 income tax rate was 25.4 percent compared to 24.8 percent in 2011. Our effective income tax rate increased primarily due to changes in the geographic mix of income, partially offset by increased tax benefits from research and development credits and the resolution of uncertain tax positions.

Net income for 2012 decreased 3 percent to $99.9 million, or $2.93 per diluted share, compared to $103.5 million or $3.03 per diluted share in 2011.

Fiscal Year 2012 Cash Flow

Net cash provided by operations for the year ended December 31, 2012 was $148.7 million, compared to $63.8 million in 2011. The $84.9 million increase in operating cash flow was due primarily to a reduction in accounts receivable and inventory for the year ended December 31, 2012 compared to an increase in accounts receivable and inventory in the prior year, partially offset by a reduction in accounts payable and accrued liabilities for the year ended December 31, 2012 versus an increase in accounts payable and accrued liabilities in the prior year.

Capital expenditures totaled $55.8 million compared to $79.4 million in 2011. The decrease in capital expenditures was largely the result of the acquisition of a new distribution center and headquarters facility in Canada during the fourth quarter of 2011.

We now plan to go live with our new ERP system in the US in April 2014 which, when combined with our already live Canadian operation, will bring our North American wholesale business onto the new platform. We have chosen this new date to accommodate our expanded scope and global business objectives. In addition, given the seasonal nature of our business, we believe this timing further mitigates implementation risk, occurring after our spring shipping window and prior to our larger fall wholesale and direct-to-consumer season.

The company paid cash dividends of $29.8 million during 2012.

Dividends

At its regular board meeting on February 1, 2013, the board of directors authorized a quarterly dividend of $0.22 per share payable on March 6, 2013 to shareholders of record on February 21, 2013.

Preliminary 2013 Outlook

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal sales and profitability pattern weighted toward the second half of the fiscal year.

Fall season advance wholesale orders typically represent a significant portion of our annual sales and, as such, are one of several significant factors we use to formulate our full year outlook. Following two consecutive mild North American winters, we expect U.S. wholesale customers to be more cautious in placing advance orders for Fall 2013 cold-weather products. Until we conclude our Fall 2013 order-taking process in late March, our full year sales and profitability outlook is inherently subject to increased risk and uncertainty. In addition, as evidenced by each of the last two years, our projected full year sales may be materially impacted by weather patterns and other factors which affect consumer demand and lead to higher-than anticipated order cancellations by our wholesale customers and/or lower-than-projected sales through our direct-to-consumer channels.

Our preliminary fiscal year 2013 outlook assumes:

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2013 net sales comparable to 2012 net sales, including declines in North America wholesale net sales expected to result from cautious wholesale customer purchases following mild winter weather in 2012, largely offsetting anticipated expansion of the company’s global direct-to-consumer platform and net sales growth in the LAAP region;

•	slight expansion of gross margins, reflecting less promotional activity, partially offset by less favorable foreign currency hedge rates;

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SG&A de-leverage as a percentage of net sales resulting from muted top line coupled with the effect of 2013 compensation and benefit increases, expansion of our direct-to-consumer platform, and continued investment in information technology and ERP implementation; and

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a full year tax rate of approximately 27 percent; however, the actual rate could differ, perhaps significantly, based on the status of tax uncertainties, the geographic mix of pre-tax income, as well as other discrete events that may occur during the year.

The combination of these assumptions leads us to anticipate 2013 operating margins ranging from 8.0 percent, comparable to operating margin realized in 2012, to approximately 7.5 percent. The company is continuing its cost containment measures with the goal of limiting the growth of selling, general and administrative expense as a percent of net sales.

Our previously announced joint venture in mainland China with Swire Resources is expected to commence operations effective January 1, 2014, subject to regulatory approval in the People’s Republic of China and other conditions customary in transactions of this size and type. During 2013, we will begin accounting for the transition to the joint venture from our current third-party distributor relationship with Swire Resources. Our shipments of Spring 2014 inventory for the China market, anticipated to begin in the fourth quarter of 2013, will be sold directly to the joint venture entity. The related sales, gross margin, and licensing income, which we would have recognized in the fourth quarter of 2013 under the distributor model, will be deferred and recognized in future periods as the joint venture sells that inventory to wholesale customers and consumers. Similarly, on or about December 31, 2013, Swire’s inventory of Fall 2013 and prior seasons will be transferred to the joint venture. We will defer 2013 profits related to the inventory transferred to the joint venture and recognize those profits as the inventory is sold by the joint venture in future periods. The actual amounts of these profit eliminations and deferrals into future periods will be dependent upon the volume of Spring 2014 shipments that occur in the fourth quarter of 2013 and the remaining balance of prior season inventory transferred to the joint venture. These adjustments are not currently included in our preliminary 2013 outlook. As these amounts become more predictable, we will refine our 2013 outlook as part of our regular quarterly disclosures.

We currently project 2013 capital expenditures of $60 to $65 million, comprising information technology, project-based and maintenance capital, and direct-to-consumer expansion.

First Quarter 2013 Outlook

We expect first quarter 2013 net sales comparable to first quarter 2012 net sales of $333.1 million, primarily reflecting growth in global direct-to-consumer sales, offset by a decline in the company’s North American and EMEA wholesale business. We expect operating margin expansion of up to 50 basis points from first quarter 2012 operating margins of 1.6 percent, with an approximate 120 to 170 basis point decrease in gross margins, more than offset by approximately 100 to 150 basis points of SG&A expense leverage, as well as increased licensing income. The expected decrease in first quarter gross margin primarily reflects continued pressure from promotional activity and changes in channel mix, including a higher proportion of international distributor shipments. Anticipated first quarter SG&A leverage is driven primarily by the anniversary effect of cost containment measures and $4.0 million of restructuring charges incurred in the first quarter of 2012. These expense decreases are expected to be partially offset by increased expenses related to the expansion of our direct-to-consumer platform and anticipated 2013 compensation and benefit increases.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs, operating margins, SG&A and other expenses, licensing income, tax rates, product innovations, cost containment measures and restructuring costs, and the formation and operation of our China joint venture in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this commentary, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this commentary include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in input costs, such as cotton and/or oil; our reliance on product acceptance by consumers; our reliance on product innovations, which may involve greater regulatory and manufacturing complexity and could pose greater risks of quality issues or supply disruptions; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects wholesale and consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism or military activities around the globe; our ability to effectively implement our IT infrastructure and business process initiatives; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this commentary to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.